April 4, 2007


RE:      PRINCIPAL LIFE INSURANCE COMPANY
         FLEXIBLE VARIABLE LIFE


Dear Sir or Madam:

In my capacity as Senior Actuary of Principal Life Insurance Company ("Principal Life"), I have provided actuarial advice concerning the preparation of a registration statement on form S-6 for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with Principal Life's Flexible Variable Life Insurance Policy (the "Policy"). In my opinion:


a) the illustrations of death benefits, account values, surrender values and accumulated premiums in the prospectus are based on the assumptions stated in the illustrations, consistent with the provisions of the Policy. Such assumptions, including the assumed current charge levels are reasonable. The Policy has not been designed so as to make the relationship between premium and benefits, as shown in the illustrations, appear to be correspondingly more favorable to a prospective purchaser of the Policy at the ages, genders and underwriting classes shown than to prospective purchasers at other ages, genders and underwriting classes. Nor were the particular illustrations selected for the purpose of making this relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the registration statement and to the reference to my name under the heading "Experts" in the prospectus.

Respectfully,

/s/Gary Wheeler
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Gary Wheeler
Senior Actuary
Phone:  (515) 235-9556